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                                                                      EXHIBIT 11


                    U.S. HOME CORPORATION AND SUBSIDIARIES
        INCOME (LOSS) PER COMMON SHARE FOR THE CONSOLIDATED STATEMENTS INCOME (LOSS) HAS BEEN COMPUTED ON THE WEIGHTED AVERAGE NUMBER OF COMMON
             AND COMMON SHARE EQUIVALENTS OUTSTANDING AS FOLLOWS:
                (Dollars in Thousands, Except Per Share Data)

                                                                  Years Ended December 31,
                                                    ---------------------------------------------------
                                                       1994                 1993                1992
                                                    -----------          -----------         -----------
Income (loss) per common and
  common equivalent shares -
  Net income (loss)                                 $    32,829          $    71,691         $   (21,354)
                                                    ===========          ===========         ===========

  Weighted average common
    shares outstanding                               11,366,810           11,259,262          11,284,885
  Effect of assumed exercise of
    dilutive stock options
    and warrants                                              -              371,809                   -
                                                    -----------          -----------         -----------
  Total common and common
    equivalent shares                                11,366,810           11,631,071          11,284,885
                                                    ===========          ===========         ===========

Income (loss) per common and
  common equivalent shares                          $      2.89          $      6.16         $     (1.89)
                                                    ===========          ===========         ===========

Income (loss) per common share,
  assuming full dilution -
  Net income (loss)                                 $    32,829          $    71,691         $   (21,354)
Add interest applicable to
  4.875% convertible
  subordinated debentures,
  net of income taxes                                     1,220                  174                   -
                                                    -----------          -----------         -----------
Income (loss) per common share,
  assuming full dilution                            $    34,049          $    71,865         $   (21,354)
                                                    ===========          ===========         ===========

Total common and common
  equivalent shares                                  11,366,810           11,631,071          11,284,885
Assumed additional common shares
  from exercise of dilutive stock
  options and warrants resulting
  from use of market price of
  common stock at end of period                               -              102,550                   -
Assumed conversion of 4.875%
  convertible subordinated
  debentures at $35.50 per share
  at date of issuance (see Note 3
  of Notes to Consolidated
  Financial Statements)                               2,253,521              376,616                   -
                                                    -----------          -----------         -----------
Common shares, assuming
  full dilution                                      13,620,331           12,110,237          11,284,885
                                                    ===========          ===========         ===========

Income (loss) per common share
  assuming full dilution                            $      2.50          $      5.93         $     (1.89)
                                                    ===========          ===========         ===========

       Note a - See Note 1 of Notes to Consolidated Financial Statements